As filed with the Securities and Exchange Commission on August 1, 1996

                                                 Registration No. 33-___________
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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                ---------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933

                         GLOBAL SPILL MANAGEMENT, INC.
             -----------------------------------------------------
               (Exact name of issuer as specified in its charter)

                    NEVADA                                    88-027066
        ----------------------------                     ------------------
       (State or other jurisdiction of                     (I.R.S Employer
        incorporation or organization)                   Identification No.)

37-61 39th Street, Long Island City, New York                   11101
- ---------------------------------------------            ------------------
  (Address of Principal Executive Offices)                    (Zip Code)

                            Finder's Fee Agreement,
                           Legal Consulting Agreement
                            and Consulting Agreement
                           --------------------------
                            (Full title of the Plan)

                                  Karl Schwab
                         Global Spill Management, Inc.
                               37-61 39th Street
                           Long Island City, NY 11101
                    -----------------------------------------
                    (Name and address of agent for service)

                                 (718) 482-7878
          ------------------------------------------------------------
          (Telephone number, including area code of agent for service)

                              --------------------

                                   copies to:

                             Sommer & Schneider LLP
                         600 Old Country Road, Suite 535
                             Garden City, NY 11530
                                 (516) 228-8181

     Approximate date of commencement of proposed sale to the public: Upon exercise of the options granted under the Stock Option Plans, but in no event prior to the effective date of this Registration Statement.

                        CALCULATION OF REGISTRATION FEE

                                 Proposed          Proposed
 Title of                        maximum            maximum
securities        Amount         offering          aggregate        Amount of
  to be           to be          price per          offering      registration
registered      registered         share             Price           fee(1)
- ----------      ----------       --------          --------       ------------
Common Stock,
no par value     385,000          $6.00           $2,310,000        $796.49

- ------------

(1) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the last price per share of the Registrant's Common Stock on July 29, 1996, a date within five (5) days prior to the date of filing of this Registration Statement, as reported by the NASDAQ SmallCap Market.

Documents Incorporated by Reference    [X] Yes      [ ] No

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                                     PART II


ITEM 3. Incorporation of Documents by Reference.

     The following documents are incorporated by reference in this Registration Statement and made a part hereof:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995; and

(b) The Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1995;

(c) The Company's Quarterly Report on Form 10-QSB for the period ended December 31, 1995;

(d) The Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1996;

(e) All other documents filed by the Company after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining in the Registration Statement and to be part thereof from the date of filing of such documents.

ITEM 4. Description of Securities.

     Not Applicable

ITEM 5. Interest of Named Experts and Counsel.

     Certain legal matters in connection with the shares being registered herein will be passed upon for the Company by the Law Offices of Sommer & Schneider LLP, 600 Old Country Road, Suite 535, Garden City, NY 11530. Upon the effectiveness, Mr. Sommer, a partner in the firm, will own 37,500 (12,500 of which are being registered herein) shares of the Company's Common Stock ("Common Stock") and Mr. Joel C. Schneider, a partner in the firm will own 37,500 shares (12,500 of which are being registered herein) of Common Stock.

ITEM 6. Indemnification of Directors and Officers.

     The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest permitted by Nevada law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such

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indemnification (other than as ordered by a court) shall be made by the
Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Nevada law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

     The Company has obtained a directors and officers insurance and company reimbursement policy. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburse the Company for such loss for which the Company has lawfully indemnified the directors or officers.

     The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company. The obligations of the Company for indemnification is limited to the extent provided in the Nevada Business Corporation Act and is also limited in situations where, among others, the indemnitee is deliberately dishonest, gains any profit or advantage to which he is not legally entitled or is otherwise indemnified.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. Exemption From Registration Claimed.

     Not Applicable.

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ITEM 8. Exhibits.

Number  Description
- ------  -----------

5       Consent and Opinion of Sommer & Schneider LLP

10.1    Legal Consulting Agreement dated July 23, 1996

10.2    Consulting Agreement dated July 20, 1996

10.3    Finders Agreement dated July 23, 1996

10.4    Finders Agreement

10.5    Finders Agreement

ITEM 9. Undertakings.

        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement

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     relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Item 310(b) of Registration S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of the registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the registrant has ended within 120 days prior to the use of the prospectus, the annual report of the registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

(7) To transmit or cause to be transmitted to all employees participating in the Plans who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 29, 1996.

                                          GLOBAL SPILL MANAGEMENT, INC.


                                          /s/ KARL SCHWAB
                                          -------------------------------------
                                              Karl Schwab, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures                                                Date
- ----------                                                ----
/s/ Karl Schwab                                           July 29, 1996
- ----------------------------
Karl Schwab
President and Chairman

/s/ George Wiest                                          July 29, 1996
- ----------------------------
George Wiest
Secretary and Director

/s/ Roger Imperial                                        July 29, 1996
- ----------------------------
Roger Imperial
Director

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                                 EXHIBIT INDEX


Number   Description                                                   Page No.
- ------   -----------                                                   --------

5        Consent and Opinion of Sommer & Schneider LLP

10.1     Legal Consulting Agreement dated July 23, 1996

10.2     Consulting Agreement dated July 20, 1996

10.3     Finders Agreement dated July 23, 1996

10.4     Finders Agreement

10.5     Finders Agreement